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EXHIBIT 23.1




INDEPENDENT AUDITOR'S CONSENT

We consent to the use in the Form SB-2 Registration Statement and Prospectus of Vianet Technologies, Inc. of our report dated April 11, 2002 accompanying the financial statements of Vianet Technologies, Inc., contained in such Registration Statement, and to the use of our name and the statement with respect to us, as appearing under the heading "Experts" in the Prospectus.

/s/ Hein + Associates LLP
Hein + Associates LLP

Dallas, Texas
November 11, 2002